Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Cabot Oil & Gas Corporation of our report dated June 25, 2007, related to the financial statements and supplemental schedule of the Cabot Oil & Gas Corporation Savings Investment Plan, included in this annual report on Form 11-K for the year ended December 31, 2006.

/s/ UHY LLP
Houston, Texas
June 25, 2007